Exhibit 10.2

August 15, 2022

Kim Brady

[Address]

Re: Amendment to Executive Employment Agreement dated June 3, 2020, by and between Nikola Corporation and Kim Brady (the “Employment Agreement”)

Dear Kim:

I am pleased to provide you this amendment to the Employment Agreement (the “Amendment”) reflecting certain changes to the terms of your employment as follows (defined terms shall have the meanings specified in the Employment Agreement unless otherwise defined herein):

Annual Salary. Effective as of the date hereof, your annual salary will be increased from $1 to $450,000, paid bi-weekly less payroll deductions and all required withholdings.

Stock Awards. Under the Employment Agreement, you are eligible for annual grants of Time-Vested Awards subject to Board approval having a value on the date of grant of not less than $3,200,000, and you received a Performance Award subject to stock price milestones and continued employment during a Performance Period ending June 3, 2023. The following amendments supersede applicable provisions of the Employment Agreement:

(1)

Commencing with the annual grants in 2023, fifty percent (50%) of such annual grant will consist of a Time-Vested Award subject to vesting restrictions which will lapse annually over a three-year period starting on the grant date subject to your continued employment, and fifty percent (50%) of such annual grant will consist of a performance award subject to such employment and performance based milestones as shall be determined by the Board in its discretion.

(2)

Subject to Board approval, your Performance Award will be amended to (A) cancel the portion of the award that can be earned upon the achievement of the stock price milestones of $40 and $55 (consisting of an aggregate of 2,021,000 shares) and (B) extend the Performance Period applicable to the 570,000 shares subject to the $25 stock price milestone by twelve (12) months, from June 3, 2023 to June 3, 2024. Other than as modified pursuant to the preceding sentence, the Performance Award will continue to be governed in all respects by the terms and conditions of the Plan and the applicable Award Agreement.

Except as expressly modified by this Amendment, all of the terms and provisions of the Employment Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein.

I am pleased to confirm the terms of this Amendment to you on behalf of the Company. Please sign and date this Amendment to confirm your agreement to the terms described above and return it to joe.pike@nikolamotor.com. For the purposes of this Agreement, a facsimile or electronic signature shall serve as an original.

Sincerely,

NIKOLA CORPORATION

BY:	/s/ Michael Lohscheller
Name: Michael Lohscheller
Its: President

Accepted:

/s/ Kim Brady	8/15/2022
Kim Brady	Date